Exhibit 10.61

BOARD SERVICES AGREEMENT

The Board of Directors of LookSmart, Ltd., a Delaware corporation (the “Board”), and Jean-Yves Dexmier, a member of the Board, hereby enter into this Board Services Agreement effective July 1, 2008 (the “Agreement”).

RECITALS

WHEREAS: The Board believes that it is in the best interests of the Company and its stockholders to investigate the possibility of a potential strategic transaction involving the Company and a third party (the “Potential Strategic Transaction”) and the Potential Strategic Transaction may involve a change of control of the Company and its merger with another entity;

WHEREAS: The Board believes that it may be in the best interests of the Company and its stockholders to commence negotiations regarding the Potential Strategic Transaction and currently anticipates that such negotiations will continue for the next 4 to 8 weeks;

WHEREAS: The Board wishes to retain the services of one of its members who is experienced with assessing mergers and acquisitions to assist the Board in fulfilling its fiduciary duties with respect to the Potential Strategic Transaction;

WHEREAS: Jean-Yves Dexmier, a member of the Board, has experience with transactions such as the Potential Strategic Transaction;

NOW therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Jean-Yves Dexmier will assist the Board in the investigation, review and analysis related to the Potential Strategic Transaction, which appointment may include (but is not limited to) the following: (a) providing support in the development of a business model and business plan for the Combined Company; (b) advising in the determination of the Company’s valuation, (c) consulting with the Company’s senior executives concerning the proposed terms of the Potential Strategic Transaction; (d) advising in, and if the Board deems it advisable participating in, negotiations with the third party; and (e) making reports and recommendations to the Board related to the Potential Strategic Transaction.

2. In consideration for his services pursuant to this Agreement, the Company will pay to Mr. Dexmier the equivalent of Three Thousand Dollars ($3,000) per day in either cash or shares of the Company’s restricted stock to be at Mr. Dexmier’s option.

3. The term of this Agreement will be a period of four (4) weeks from the effective date (the “Term”). At the end of the Term, the parties may extend this Agreement as necessary.

/s/ Edward F. West	/s/ Jean-Yves Dexmier
Edward F. West, Chair	Jean-Yves Dexmier